Exhibit 5.5
[Letterhead of Davis Wright Tremaine LLP]
February 8,2007

Reliance Steel & Aluminum
Co. 350 South Grand Avenue, Suite 5100
Los Angeles, CA 90071

Re:	Indenture dated as of November 20,2006 (the “Indenture”), between Reliance Steel & Aluminum Co. (“Issuer”), the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee
Ladies and Gentlemen:
We have acted as special counsel to Pacific Metal Company, an Oregon corporation (“Pacific Metal”) and American Steel, L.L.C., an Oregon limited liability company (“American Steel” and collectively with Pacific Metal, the “Oregon Subdidiaries”), and Encore Metals (USA), Inc., a Washington corporation (“Encore” and collectively with the Oregon Subsidiaries, the “Subsidiaries”) in connection with registration pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, of certain notes issued under and pursuant to the above-referenced Indenture. This opinion letter is provided to you at the request of the Subsidiaries. The law covered by the opinions expressed herein is limited to the laws of the States of Oregon and Washington.
This opinion letter is to be interpreted in accordance with the Guidelines for the Preparation of Closing Opinions (including the appended Legal Opinion Principles) issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 57 Business Lawyer 875 (February 2002).
In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and statements of government officials, officers and other representatives of the persons referred to therein, and such other documents as we have deemed relevant or necessary as the basis for the opinions herein expressed, including the Indenture.

Reliance Steel & Aluminum Co.
February 8,2007

Based on the foregoing examinations, we are of the opinion that:
1. Pacific Metal is a corporation duly incorporated and validly existing under Oregon law. American Steel is a limited liability company duly organized and validly existing under Oregon law. Encore is a corporation duly incorporated and validly existing under Washington law.
2. Each of Pacific Metal and Encore has corporate power and authority to enter into, and to perform its obligations under, the Indenture. American Steel has limited liability company power and authority to enter into, and to perform its obligations under, the Indenture.
3. Each of Pacific Metal and Encore has authorized, by all necessary corporate action on the part of Pacific Metal and Encore, the execution and delivery of, and the performance of the transactions contemplated by, the Indenture, and Pacific Metal and Encore have executed and delivered the Indenture. American Steel has authorized, by all necessary limited liability company action on the part of American Steel, the execution and delivery of, and the performance of the transactions contemplated by, the Indenture, and American Steel has executed and delivered the Indenture.
This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.
This opinion letter is rendered only to you and your counsel, Davis Polk & Wardwell, and is solely for your benefit and the benefit of your counsel in connection with the transactions contemplated by the Registration Statement. This opinion letter may not be used or relied on for any other purpose or by any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to a reference to us under the capition “Validity of the New Notes” in the prospectus contained in the Registration Statement.
Very truly yours,
/s/ Davis Wright Tremaine LLP
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